Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (this “Agreement and Release”) constitutes a binding agreement between you Peter Faricy, and SunPower Corporation (“SunPower” or the “Company”). Please review the terms carefully. We advise you to consult with an attorney concerning its terms. By signing below, you are agreeing to the terms described below in return for the benefits provided herein.
Your separation date will be February 26, 2024 (“Separation Date”).
1.You understand and agree that, whether or not you sign this Agreement and Release:
A.Your employment with SunPower will terminate no later than the Separation Date. All of your SunPower benefits terminate by the end of the month of your Separation Date, except as specifically provided in this Agreement and Release.
B.Within 30 days after your Separation Date, or as earlier required by law, you will receive the Accrued Obligations and Other Benefits, as those terms are defined in the Employment Agreement between you and the Company dated March 20, 2021 (the “Employment Agreement”), which includes your 2023 bonus of $112,563.
C.As of your Separation Date, you will effectively resign from any and all corporate offices, directorships, powers of attorney, committee memberships, and any and all other corporate roles with SunPower, as reflected on the document separately provided to you, if applicable.
2.You understand that if you choose not to sign this Agreement and Release, you are not and will not be entitled to any severance payments or benefits from SunPower under this Agreement and Release, but you still will receive the payments and benefits described in Section 1 above.
3.In addition to the payments and benefits provided to you as described in Section 1 above, and provided you sign this Agreement and Release on or within twenty-one (21) days after receiving it and do not revoke it under Section 4(D) below, SunPower will provide you the severance payments and benefits pursuant to Section 4(a) of the Employment Agreement as further described in Appendix A hereto.
4.In exchange for the severance payments and benefits described in Section 3 of this Agreement and Release, you agree to, and agree to abide by, the following terms:
A.Release. You hereby release (i.e., give up) all known and unknown claims that you presently have or may have against SunPower, all current and former, direct and indirect parents, subsidiaries, brother-sister companies, and all other affiliates and related partnerships, joint ventures, or other entities, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this section, and their successors (Released Parties). For example, you are releasing all common law contract, tort, or other claims you might have, any claims for attorney’s fees, any claims relating to your employment with and separation from SunPower, claims for compensation, breach of contract, termination in violation of public policy, wrongful or retaliatory discharge, claims for additional benefits under the Employment Agreement, as well as all claims you might have under the Age Discrimination in Employment Act (ADEA), the Worker Adjustment & Retraining Notification Act (WARN Act), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA) as amended, the Employee Retirement Income Security Act of 1974 (ERISA), the Family and Medical Leave Act (FMLA), the Fair Credit Reporting Act, and any similar domestic or foreign laws, such as the California Fair Employment and Housing Act, the California Labor Code (including but not limited to the California Worker Adjustment and Retraining Notification Act and Labor Code §203), any applicable California Industrial Welfare Commission order, and the California Business & Professions Code. Notwithstanding the foregoing, you are not releasing any (i) claims that the law does not permit you to waive by signing this Agreement and Release, (ii) claims with respect to the right to enforce this Agreement and Release, (iii) claims with respect to any rights that the Executive has to indemnification (and advancement of expenses) under the Company’s by-laws or other agreement or plan or at law, (iv) rights under any directors and officers indemnification policy or liability insurance coverage obtained by the Company to cover Executive, (v) claims with respect to any employee benefits that are vested as of your Separation Date pursuant to the terms of any Company sponsored employee benefit plan, (vi) claims with respect to the Company’s breach on or after the date you sign this Release of any non-disparagement provision under the Employment Agreement, or (vii) claims that the termination of employment is “In connection with a Change in Control” under Section 3(d) of the Employment Agreement if a Change in Control is consummated within the requisite periods under Section 3(d) following your Separation Date.
B.Release of Unknown Claims. You are intentionally releasing claims that you do not know that you might have and that, with hindsight, you might regret having released. You have not assigned or given away any of the claims you are releasing. You expressly waive the protection of section 1542 of the Civil Code of California, or comparable provision of another state’s law, which states:
A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
C.Express Waiver and Release of Claims Under the Age Discrimination in Employment Act. You specifically acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. You acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled, that you have been advised of your opportunity to consult with an attorney, and that nothing in this Agreement and Release prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. You acknowledge that you were provided with twenty-one (21) days to consider this Agreement and Release. Furthermore, you acknowledge that even if you sign this Agreement and Release before the expiration of the 21-day consideration period, that the Company provided you the entire 21-day period to consider this Agreement and Release.
D.Right to Revoke. You understand that if you sign this Agreement and Release you can change your mind and revoke it within seven (7) days after signing it by providing written revocation notice to the Company via email to askHR@sunpower.com. You understand that the release and waiver set forth above will not be effective until after this seven-day period has expired (the “Effective Date”). You understand that following the seven-day revocation period, this Agreement and Release will be final and binding.
E.Representations. When you decided to sign this Agreement and Release, you were not relying on any representations that are not in this Agreement and Release. SunPower would not have agreed to pay the severance payment and benefits and other consideration you are getting in exchange for this Agreement and Release but for the representations and promises you are making by signing it. By signing this Agreement and Release you are representing that you have properly reported all hours that you have worked and you have timely been paid for all wages, overtime, commissions, compensation, bonuses, benefits and other amounts that SunPower should have paid you in the past.
F.No Admission of Liability or Wrongdoing. This Agreement and Release is not an admission of wrongdoing by SunPower or any other Released Party; neither it nor any drafts shall be admissible evidence of wrongdoing.
G.Cooperation. For a period of 10 days following the Separation Date, you agree to provide such cooperation as the Company may reasonably request (the “Services”).  The Services may include, without limitation, cooperation with (a) topics related to your former employment relationship with the Company; (b) the transitioning of your role and responsibilities to other personnel; and (c) the provision of information in response to the Company’s reasonable requests and inquiries in connection with your separation and the messaging of your transition to other parties.  The Services shall include you being reasonably available to meet with and provide information to the Company and its stakeholders, vendors and customers and their respective affiliates, employees, agents, counsel and others.  In exchange for providing the Services, the Company will pay you a consulting fee equal to $325 per hour. Within 30 days following the Separation Date, you shall provide the Company with an invoice detailing number of hours spent providing the Services pursuant to this Section 4.G and the Company will pay the consulting fee to you within 60 days of its receipt of such invoice. In providing the Services, you shall be an independent contractor and shall not participate in any pension or welfare benefit plans, programs or arrangements of the Company or any other Released Party unless such benefits are made available to you by operation of law and due to your former employment status with the Company. As an independent contractor, you shall be solely responsible for all taxes on the sums received by you pursuant to this Section 4.G, and you expressly agree to pay and be responsible for making all applicable tax filings and remittances with respect to amounts paid to you pursuant to this Section 4.G and to hold harmless the Released Parties for all claims, damages, costs and liabilities arising from your failure to do so. For clarity, notwithstanding any provision of the SunPower Corporation 2015 Omnibus Incentive

Plan, as amended from time to time (the “Omnibus Incentive Plan”) or any award agreement thereunder, in no event will your provision of the Services constitute or be deemed to constitute “Service” for purposes of any outstanding awards under the Omnibus Incentive Plan; accordingly, after taking into account any accelerated vesting in connection with your termination of employment as expressly provided in Appendix A, all of your outstanding unvested awards (or portions thereof) under the Omnibus Incentive Plan (and all rights arising from such awards and from being the holder thereof) shall be immediately forfeited upon the Separation Date.
H.Return of SunPower Property. You hereby agree that within 10 days following your Separation Date, you will return to SunPower all property as contemplated under Section 8(j) of the Employment Agreement; provided, however, that you may retain the computer monitor and printer that were provided to you for your home office in Hawaii. You will have repaid everything you owe to SunPower or any Released Party, paid all amounts you owe on SunPower-provided credit cards or accounts (such as cell phone accounts), and canceled or personally assumed any such credit cards or accounts. You agree not to incur any expenses, obligations, or liabilities on behalf of SunPower or any Released Party after your Separation Date. Notwithstanding the foregoing, you will have 10 days from the Separation Date to submit any expense reports that relate to the period prior to your Separation Date and such expenses will be reimbursed in accordance with the Company’s expense reimbursement policy.
I.Post-Termination Obligations. You agree that you shall continue to comply with (i) the “Agreement Concerning Proprietary Information and Inventions,” or similarly titled agreement, you signed at the beginning of your employment with SunPower (the “Inventions Agreement”) and (ii) Section 8 of the Employment Agreement, the terms of each are incorporated herein by this reference.
J.LinkedIn and Social Media Profiles. You agree that within five (5) days of your Separation Date, you will update your LinkedIn and other social media profiles as necessary to reflect that you no longer work for SunPower.
K.Cooperation with Government Agencies. You understand that nothing in this Agreement shall be construed to prevent, limit or interfere with your ability to file a charge with, report in good faith possible violations of law to, or participate in any investigation or proceeding conducted by any government agency or governmental entity, or to provide such disclosures as may be required by law or judicial process. However, you also understand and agree that you are giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by you or on your behalf, except that nothing herein shall restrict you from applying for or receiving an award in connection with a report by you to a government entity concerning potential securities law violations. Nothing in this Agreement and Release or any other agreement between you and any Released Party prevents you from discussing or disclosing conduct, or the existence of a settlement involving conduct, that you reasonably believe under state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.

5.You understand and agree that the provisions of this Agreement and Release, and the Inventions Agreement, and the Employment Agreement set forth the entire agreement between you and SunPower concerning your employment, separation benefits and termination of employment, and that this Agreement and Release replaces any other promises, representations or agreement between you and SunPower, whether written or oral, concerning such matters except those provisions of the Inventions Agreement and the Employment Agreement which survive your termination of employment. For the avoidance of doubt, Sections 6, 7, 8, 9, 10, 11, 12, 14 and 15 of the Employment Agreement shall survive in their entirety. Any modification of this Agreement and Release, or change to the benefits provided hereunder, must be in writing and executed by you and SunPower.
6.The Company reserves all of its rights in law, equity and otherwise to pursue claims against you to recover any of the payments and benefits provided to you under Section 3 of this Separation Agreement and Release, it being the express agreement of the parties hereto that the payments and benefits provided under such section were conditioned on and delivered in exchange for the release of claims herein, and the Company further reserves its rights to pursue all other claims against you for damages arising out of any such breach in the event that the Company has any such claims. Similarly, you reserve all of your rights in law, equity and otherwise to pursue claims against the Company and its affiliates that have not been waived under Section 4.A.
7.This Agreement and Release shall be construed and enforceable in all respects pursuant to U.S. Federal law and Texas law, to the extent not preempted by U.S. Federal law, notwithstanding conflict of laws considerations or the preference, policy or law of any other jurisdiction or forum. The terms, provisions and language of this Agreement and Release were originally drafted by the Company, and you have negotiated its terms with the advice of counsel.
8.Any dispute or action arising from or related to this Agreement and Release or otherwise relating to or arising out of your employment with SunPower or the termination of that employment shall be subject to arbitration as provided in the Employment Agreement.
9.If SunPower or you successfully assert that any provision in this Agreement and Release is void, the rest of this Agreement and Release shall remain valid and enforceable unless the other party to this Agreement and Release elects to cancel it. The foregoing sentence shall not apply in the event of challenge to the validity of this agreement under the ADEA.
10.This Agreement and Release may be executed in counterparts and each counterpart, when executed, shall have the efficacy of a second original. Photographic, scan, or facsimile copies of any such signed counterparts may be used in lieu of the original for any purpose.
[Signature Page Follows]

THIS AGREEMENT AND RELEASE WILL NOT BE EFFECTIVE UNLESS YOU SIGN AND RETURN IT WITHIN 21 DAYS FROM THE DATE YOU RECEIVED THIS AGREEMENT AND DO NOT REVOKE IT.

ACKNOWLEDGED, UNDERSTOOD AND AGREED

By:	/s/ Peter Faricy
Peter Faricy

Date:	February 26, 2024

ON BEHALF OF SUNPOWER CORPORATION

By:	/s/ Thomas H. Werner
Thomas H. Werner
Executive Chairman of the Board

Date:	February 26, 2024

[Signature Page to Separation Agreement and Release]

Appendix A
Pursuant to Section 4(a) of your Employment Agreement, you will receive the following elements as consideration for your execution of this Agreement and Release (collectively, the “Severance Benefits”):
1.Within 60 days after your Separation Date, the Company shall pay to you a lump sum cash severance payment in an amount equal to $1,804,602.74, which is equal to the sum of the following:
a.$1,650,000, which represents your Base Salary plus Target Bonus; and
b.$154,602.74, which represents a pro-rated 2024 annual bonus payment at “target” performance level.
2.If you are eligible for and has made the necessary elections for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under a group health, dental or vision plan sponsored by the Company, the Company will pay, as and when due directly to the COBRA carrier, the COBRA premiums necessary to continue your COBRA coverage for you and your eligible dependents in effect immediately prior to the Separation Date, from the Separation Date until the earliest to occur of (A) eighteen (18) months, (B) the expiration of your eligibility for the continuation coverage under COBRA, and (C) the date on which you become eligible for health insurance coverage in connection with new employment or self-employment (provided that notwithstanding the foregoing clause relating to the Company paying for such coverage, you assume the cost, on an after- tax basis to the extent required to avoid adverse tax consequences under Section 105(h) of the Code or adverse consequences under the Affordable Care Act, as determined by the plan administrator in its sole discretion, for such continuation coverage). You further agree to promptly notify the Company as soon as you become eligible for health insurance coverage in connection with new employment or self-employment.

3.Your outstanding equity awards under the Omnibus Incentive Plan will partially accelerate and vest as follows:

Summary of Treatment (provided that this column is only a summary and the Employment Agreement governs)	Award	Number of Shares of the Company’s Common Stock Received upon Settlement (prior to applicable taxes and withholdings)
Partial accelerated vesting of outstanding RSUs (and PSUs no longer subject to performance vesting) that would have otherwise vested during the one-year period following the Separation Date	2022 RSUs	26,535
	2022 PSUs	21,865
	2023 RSUs	34,102
Partial accelerated vesting of outstanding PSUs based on actual performance through the Separation Date	2023 PSUs	0 Actual performance as of the termination date is below threshold.
Full accelerated vesting of the Sign-On RSUs	Sign-On RSUs	40,269